Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-110950
                                                                   333-110950-01
                                                                   333-110950-02
                                                                   333-110950-03



PROSPECTUS SUPPLEMENT
(To Prospectus dated December 19, 2003)
                                  $250,000,000

                              (ALABAMA POWER LOGO)

                      SERIES BB FLOATING RATE SENIOR NOTES
                              DUE AUGUST 25, 2009

                          ---------------------------

     This is a public offering by Alabama Power Company of $250,000,000 of Series BB Floating Rate Senior Notes due August 25, 2009. Interest is payable quarterly on the 25th day of February, May, August and November, beginning November 25, 2004, and the per annum interest rate on the Series BB Senior Notes will be reset quarterly based on the three-month LIBOR rate plus 0.19%; however, under certain circumstances described in this Prospectus Supplement, the interest rate on the Series BB Senior Notes will be determined without reference to LIBOR.

     Alabama Power Company may not redeem the Series BB Senior Notes prior to maturity.

     The Series BB Senior Notes should be delivered on or about August 25, 2004 through the book-entry facilities of The Depository Trust Company.

     See "RISK FACTORS" beginning on page S-3 for a description of certain risks associated with investing in the Series BB Senior Notes.

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                              Per Series BB
                                                               Senior Note       Total
------------------------------------------------------------------------------------------
Public Offering Price.......................................      100.00%     $250,000,000
Underwriting Discount.......................................        0.50%     $  1,250,000
Proceeds to Alabama Power Company...........................       99.50%     $248,750,000
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

                          ---------------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

                          ---------------------------

                          JOINT BOOK-RUNNING MANAGERS

BNY CAPITAL MARKETS, INC.        GOLDMAN, SACHS & CO.        WACHOVIA SECURITIES

August 19, 2004

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We and the Underwriters are offering to sell the Series BB Senior Notes only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than its respective date.
     ----------------------------------------------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Risk Factors                             S-3
The Company                              S-3
Selected Financial Information           S-3
Use of Proceeds                          S-4
Description of the Series BB Senior
  Notes                                  S-4
Underwriting                             S-8
Experts                                  S-9

                                        PAGE
                                        ----

PROSPECTUS
About this Prospectus                      2
Risk Factors                               2
Available Information                      2
Incorporation of Certain Documents by
  Reference                                3
Selected Information                       4
Alabama Power Company                      4
The Trusts                                 5
Use of Proceeds                            6
Description of the New Bonds               6
Description of the New Stock               9
Description of the Senior Notes           11
Description of the Junior Subordinated
  Notes                                   14
Description of the Preferred
  Securities                              20
Description of the Guarantees             20
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Notes and the Guarantees                23
Plan of Distribution                      24
Legal Matters                             25
Experts                                   25

                                  RISK FACTORS

     Investing in the Series BB Senior Notes involves risk. Please see the risk factors in Alabama Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, along with disclosure related to risk factors contained in Alabama Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Alabama Power Company or that Alabama Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series BB Senior Notes.

                                  THE COMPANY

     Alabama Power Company (the "Company") is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The Company has its principal office at 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 44,500 square mile service area comprising most of the State of Alabama.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information for the years ended December 31, 1999 through December 31, 2003 has been derived from the Company's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial information for the six months ended June 30, 2004 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                           SIX MONTHS
                                                       YEAR ENDED DECEMBER 31,               ENDED
                                              ------------------------------------------    JUNE 30,
                                               1999     2000     2001     2002     2003     2004(1)
                                              ------   ------   ------   ------   ------   ----------
                                                      (MILLIONS, EXCEPT RATIOS)
Operating Revenues..........................  $3,385   $3,667   $3,586   $3,711   $3,960     $2,019
Earnings Before Income Taxes................     658      698      650      768      781        336
Net Income After Dividends on Preferred
  Stock.....................................     400      420      387      461      473        195
Ratio of Earnings to Fixed Charges(2).......    3.59     3.46     3.31     3.98     4.29       3.94

                                                                      CAPITALIZATION
                                                                    AS OF JUNE 30, 2004
                                                              -------------------------------
                                                              ACTUAL       AS ADJUSTED(3)
                                                              ------   ----------------------
                                                              (MILLIONS, EXCEPT PERCENTAGES)
Common Stock Equity.........................................  $3,513       $3,533        43.6%
Cumulative Preferred Stock..................................     473          473         5.8
Senior Notes................................................   2,975        3,225        39.8
Long-term Debt Payable to Affiliated Trusts.................     309          309         3.8
Other Long-Term Debt........................................     555          555         7.0
                                                              ------       ------       -----
  Total, excluding amounts due within one year of $525
     million................................................  $7,825       $8,095       100.0%
                                                              ======       ======       =====

---------------

(1) Due to the seasonal variations in the demand for energy, operating results for the six months ended June 30, 2004 do not necessarily indicate operating results for the entire year.

(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.
(3) Reflects (i) the proposed issuance in August 2004 of 500,000 shares of common stock to Southern at $40.00 per share; and (ii) the issuance of the Series BB Senior Notes.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series BB Senior Notes will be applied by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $140,000,000 as of August 19, 2004, and for other general corporate purposes, including the Company's continuous construction program.

                   DESCRIPTION OF THE SERIES BB SENIOR NOTES

     Set forth below is a description of the specific terms of the Series BB Floating Rate Senior Notes due August 25, 2009 (the "Series BB Senior Notes"). This description supplements and should be read together with the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (the "Senior Note Indenture") dated as of December 1, 1997, as supplemented, between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Senior Note Indenture Trustee").

GENERAL

     The Series BB Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series BB Senior Notes will be initially issued in the aggregate principal amount of $250,000,000. The Company may, without the consent of the holders of the Series BB Senior Notes, issue additional notes having the same ranking and interest rate, maturity and other terms (except for the issue price and issue date) as the Series BB Senior Notes. Any additional notes having such similar terms, together with the Series BB Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series BB Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 25, 2009. The Series BB Senior Notes are not subject to any sinking fund provision. The Series BB Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series BB Senior Note shall bear interest from the date of original issuance, payable quarterly in arrears on February 25, May 25, August 25 and November 25, as applicable, to the person in whose name such Series BB Senior
Note is registered at the close of business on the fifteenth calendar day prior to such payment date, whether or not a Business Day. The initial interest payment date for the Series BB Senior Notes is November 25, 2004. The amount of interest payable will be computed on the basis of the actual number of days elapsed over a 360-day year. If any interest payment date for the Series BB Senior Notes would otherwise be a day that is not a Business Day, the interest payment date will be the next succeeding Business Day, except that if such Business Day is in the next calendar month, such interest payment date shall be the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

     The Series BB Senior Notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination

Date for such Interest Period plus 0.19%; provided, however, that in certain circumstances described below, the interest rate will be determined without reference to LIBOR. Promptly upon such determination, the Calculation Agent will notify the Company and the Senior Note Indenture Trustee, if the Senior Note Indenture Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Series BB Senior Notes, the Company and the Senior Note Indenture Trustee.

     If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the interest rate for the Series BB Senior Notes as follows:

          (1) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide a quotation of the rate (the "Rate Quotation") at which three-month U.S. dollar deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such Interest Determination Date, that is representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 0.19%.

          (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), for loans in Representative Amounts in U.S. dollars to leading European banks, having a maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 0.19%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

     Upon the request of a holder of the Series BB Senior Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

     The following definitions apply to the Series BB Senior Notes:

     "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

     "Calculation Agent" means JPMorgan Chase Bank, or its successor appointed by the Company, acting as calculation agent.

     "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

     "Interest Period" means the period commencing on an interest payment date for the Series BB Senior Notes (or, with respect to the initial Interest Period only, commencing on the issue date for the Series BB Senior Notes) and ending on the day before the next succeeding interest payment date for the Series BB Senior Notes.

     "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having a maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000 as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the Interest Determination Date (the "Reported Rate").

     "London Business Day" means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

     "Telerate Page 3750" means the display designated on page 3750 on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

RANKING

     The Series BB Senior Notes will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated obligations of the Company. The Series BB Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $286,000,000 outstanding at June 30, 2004. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

REDEMPTION

     The Series BB Senior Notes will not be redeemable at the option of the Company prior to maturity.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series BB Senior Notes. The Series BB Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series BB Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series BB Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

     Purchases of Series BB Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series BB Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series BB Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series BB Senior Notes. Transfers of ownership interests in the Series BB Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series BB Senior Notes, except in the event that use of the book-entry system for the Series BB Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series BB Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series BB Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series BB Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series BB Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the Series BB Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series BB Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series BB Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series BB Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series BB Senior Note will not be entitled to receive physical delivery of Series BB Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series BB Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series BB Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series BB Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series BB Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series BB Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company's decision, but will only withdraw beneficial interests from a global Series BB Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series BB Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement") dated the date hereof, the Company has agreed to sell to the underwriters named below (the "Underwriters") and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series BB Senior Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                               SERIES BB SENIOR
                            NAME                                     NOTES
                            ----                              -------------------
BNY Capital Markets, Inc. ..................................     $ 83,333,000
Goldman, Sachs & Co. .......................................       83,333,000
Wachovia Capital Markets, LLC ..............................       83,334,000
                                                                 ------------
          Total.............................................     $250,000,000
                                                                 ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series BB Senior Notes offered hereby if any of the Series BB Senior Notes are purchased.

     The Underwriters propose to offer the Series BB Senior Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and may offer them to certain securities dealers at such price less a concession not in excess of 0.30% of the principal amount per Series BB Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount per Series BB Senior Note to certain brokers and dealers. After the Series BB Senior Notes are released for sale to the public, the public offering price and other selling terms may from time to time be varied by the Underwriters.

     It is expected that delivery of the Series BB Senior Notes will be made, against payment for the Series BB Senior Notes, on or about August 25, 2004, which will be the fourth business day following the date of pricing of the Series BB Senior Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series BB Senior Notes who wish to trade the Series BB Senior Notes on the date of this Prospectus Supplement will be required, because the Series BB Senior Notes initially will settle within four business days (T+4), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series BB Senior Notes who wish to trade on the date of this Prospectus Supplement should consult their own legal advisors.

     Prior to this offering, there has been no public market for the Series BB Senior Notes. The Underwriters have advised the Company that they intend to make a market in the Series BB Senior Notes. The Underwriters will have no obligation to make a market in the Series BB Senior Notes, however, and may cease market making activities, if commenced, at any time.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act").

     The Company's expenses associated with the offer and sale of the Series BB Senior Notes are estimated to be $310,000.

     The Company has agreed with the Underwriters, that during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series BB Senior Notes, any security convertible into, exchangeable into or exercisable for the Series BB Senior Notes or any debt securities substantially similar to the Series BB Senior Notes without the prior written consent of the Underwriters. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

     In order to facilitate the offering of the Series BB Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series BB Senior Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series BB Senior Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series BB Senior Notes, the Underwriters may bid for, and purchase, Series BB Senior Notes in the open market. The Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Series BB Senior Notes in the offering, if the Underwriters repurchase previously distributed Series BB Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series BB Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series BB Senior Notes. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     The Underwriters and their affiliates engage in transactions with, and, from time to time, have performed investment banking and/or commercial banking services for, the Company and its affiliates in the ordinary course of business and may do so in the future.

                                    EXPERTS

     The Company's financial statements and the related financial statement schedule as of and for the years ended December 31, 2003 and 2002 incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations), which are incorporated in this Prospectus Supplement by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Certain of the Company's financial statements incorporated by reference in this Prospectus Supplement have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect to the financial statements, and are incorporated in this Prospectus Supplement, in reliance upon the authority of Andersen as experts in giving such reports. On March 28, 2002, Southern's Board of Directors, upon recommendation of its Audit Committee, decided not to engage Andersen as the Company's principal public accountants. The Company has not obtained a reissued report from Andersen and has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the 1933 Act permits this Prospectus Supplement to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a holder's ability to assert claims against Andersen under Section 11(a) of the 1933 Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated in the financial statements.

                                  $250,000,000

                              (ALABAMA POWER LOGO)

                      SERIES BB FLOATING RATE SENIOR NOTES
                              DUE AUGUST 25, 2009

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                                August 19, 2004
                          ---------------------------

BNY CAPITAL MARKETS, INC.        GOLDMAN, SACHS & CO.        WACHOVIA SECURITIES